EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement dated September 8, 1998 (to Prospectus dated June 30, 1998) of Alabama Power Company (the "Company"), which is incorporated by reference in Form 8-K of the Company dated September 8, 1998, of our report dated February 3, 1998 on our audits of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement.

                                               /s/  PricewaterhouseCoopers LLP


New York, New York
September 8, 1998